M3Sixty Funds Trust 485BPOS

Exhibit 99(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the M3Sixty Funds Trust and to the use of our report dated August 29, 2019 on the financial statements and financial highlights of Cognios Large Cap Value Fund and Cognios Market Neutral Large Cap Fund, each a series of shares of beneficial interest in M3Sixty Funds Trust. Such financial statements and financial highlights appear in the June 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 2, 2020